Exhibit (l)(3)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

October 1, 2013

TCP Capital Corp.
2951 28th Street, Suite 1000
Santa Monica, California 90405

RE:                         TCP Capital Corp.

Common Stock Shelf Registration Statement Takedown

Ladies and Gentlemen:

We have acted as special counsel to TCP Capital Corp., a Delaware corporation (the “Company”), in connection with the Underwriting Agreement, dated as of September 26, 2013 (the “Underwriting Agreement”), among Deutsche Bank Securities Inc., Raymond James & Associates, Inc. and Keefe, Bruyette & Woods, Inc., as representatives of the several Underwriters named therein (the “Underwriters”), and the Company, Special Value Continuation Partners, LP, a Delaware limited partnership (“SVCP”), Tennenbaum Capital Partners, LLC, a Delaware limited liability company (the “Advisor”), and SVOF/MM, LLC, a Delaware limited liability company (the “General Partner” and, collectively with the Company, SVCP and the Advisor, the “TCP Entities”) relating to the sale by the Company to the Underwriters of 3,800,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), and up to an additional 570,000 shares of Common Stock (the “Option Shares”) at the Underwriters’ option.  The Firm Shares and the Option Shares are collectively referred to herein as the “Securities.”  The Securities were registered by the Company on the Company’s shelf registration statement on Form N-2 (File No. 333-185319) filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 7, 2012, under the Securities Act of 1933 (the “Securities Act”), as amended by Pre-Effective Amendments No. 1 and 2 thereto and Post-Effective Amendments No. 1 through 3 thereto (the “Registration Statement”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Rules and Regulations”), of an unspecified amount of shares of the Company’s Common Stock.

This opinion is being furnished in accordance with the requirements of sub paragraph (l) of item 25.2 of part C of Form N-2.

TCP Capital Corp.

October 1, 2013

In rendering the opinions set forth herein, we have examined and relied on originals or copies of: (i) the Registration Statement; (ii) the Certificate of Incorporation of the Company, as amended to date (the “Certificate of Incorporation”); (iii) the By-laws of the Company, as amended to date (the “By-Laws”); and (iv) certain resolutions of the Board of Directors of the Company (the “Board of Directors”) relating to the issuance, sale and registration of the Common Stock.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  In addition, we have assumed that the issuance and sale of the Securities do not, violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company is subject, (ii) any law, rule or regulation to which the Company is subject (other than DGCL, as defined below), (iii) any judicial or regulatory order or decree of any governmental authority (other than those under DGCL) or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority (other than those under DGCL). As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials.

Our opinions set forth herein are limited to the General Corporation Law of the State of Delaware (the “DGCL”). We do not express any opinion with respect to the law of any jurisdiction other than the DGCL or as to the effect of any such non-DGCL law on the opinions herein stated.

Based upon and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Securities have been duly authorized and validly issued, and are fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP